Exhibit 10(q)-2

AMENDMENT NO. 2

TO

PPL CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

WHEREAS, PP&L, Inc. ("PP&L") adopted the Pennsylvania Power & Light Company Directors Deferred Compensation Plan ("Plan") effective January 26, 1972; and

WHEREAS, the Plan was most recently amended and restated effective July 1, 2000, and subsequently amended by Amendment No. 1; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I. Effective January 1, 2004, Paragraph 5(b) is amended to read:

5.   Mandatory Deferral.

(b)   A Participant may not convert any portion of such Participant's Stock Account attributable to the Mandatory Deferral Amount or dividends thereon, as described in Paragraph 7.1(c), to the Participant's Cash Account for a period of 3 years from the date such Mandatory Deferral Amount was credited to the Participant's Stock Account. Notwithstanding the above, any portion of a Participant's Stock Account attributable to an award of Stock Units granted by the Committee that must remain in Stock Units by its terms shall not be converted to a Participant's Cash Account until such time as is authorized by the Committee.

II.   Except as provided for in this Amendment No. 2, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 2 is executed this _____ day of December, 2003.

EMPLOYEE BENEFIT PLAN BOARD OF PPL CORPORATION

By: __________________________________ T. W. Hatten Chairman Employee Benefit Plan Board